Exhibit 99.1

PRESS RELEASE

Weatherford Receives Notice from NYSE regarding
Continued Listing Standard

BAAR, SWITZERLAND, December 14, 2018 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) today announced it has received written notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE continued listing standard with respect to the minimum average share price required by the NYSE because the average closing price of its ordinary shares had fallen below $1.00 per share over a period of 30 consecutive trading days.

In accordance with applicable NYSE procedures, the Company plans to timely notify the NYSE that it intends to cure the $1.00 per share deficiency and has six months following the receipt of the noncompliance notice to cure the deficiency and regain compliance with the NYSE continued listing requirement. The notice has no immediate impact on the listing of the Company’s ordinary shares, which will continue to trade on the NYSE.

The Company intends to regain compliance by completing its previously announced company-wide transformation plan designed to improve its 2017 EBITDA run-rate by an incremental $1 billion by year-end 2019. The Company may also explore other available options, including a reverse stock split, if appropriate.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 710 locations, including manufacturing, service, research and development, and training facilities and employs approximately 28,450 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including, but not limited to, those related to the company’s plans to regain compliance with the NYSE continued listing standards. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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Weatherford Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Senior Vice President Stakeholder Engagement and Chief Marketing Officer